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                         Executive Severance Arrangement
                Approved by the CDI Corp. Compensation Committee
                              on September 10, 2002


Top Corporate Executives who are terminated by CDI other than for Cause will receive 12 months salary continuation, 12 months COBRA (Company contribution), and outplacement services up to $15,000.

Executives whose employment is terminated by CDI other than for Cause will have two months from the date of termination to exercise vested options. In the event of a "for Cause" discharge, executives' options will be canceled on the date of termination.

In addition, basic life insurance will be continued through the paid severance period and supplemental life insurance will be continued at the reduced cost permitting the departing executive an opportunity to convert the policy or to purchase new/additional coverage.

If an executive, whose employment has been terminated, secures another position, severance payments will cease unless the Company has elected to continue payments for non-compete protection.

Admission to the program occurs after a minimum of one-year service and demonstrated sustained/significant value to the Company. Executives on probation will not be admitted to the program. CEO approval is required for all admissions. Eligible executives must sign the Employee Covenants and Agreements as well as the Release and Waiver of Future Claims Against the Company documents prior to receiving any payments.